Exhibit 99


   The McGraw-Hill Companies Reports 11.9% Increase in EPS from Continuing
                     Operations for Third Quarter of 2004

            Increases Guidance to Double-Digit EPS Growth in 2004

    NEW YORK, Oct. 21 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported third quarter 2004 diluted earnings per share from continuing operations of $1.69, an 11.9% increase over $1.51 for the same period last year.
    Income from continuing operations in the third quarter grew by 12.2% to $324.5 million. Revenue for the third quarter increased 5.8% to $1.7 billion.
    "Record results in Financial Services, improvement in higher education, a pickup in advertising and careful cost controls all contributed to our third quarter performance," said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. "As a result, we increased our operating margin to 32.4% in the third quarter.
    "For the first nine months of 2004, diluted earnings per share from continuing operations grew to $2.94. The results include a first quarter non-cash benefit of $20 million, or 10 cents per share, of accrued tax liabilities following the completion of various federal, state, local and foreign tax audits. Income from continuing operations for the first nine months increased to $566.4 million. Diluted earnings per share from net income of $2.94 compares with $2.75 in 2003, which included the favorable after-tax impact of 29 cents from discontinued operations.
    "Revenue for the first nine months grew to $3.8 billion, an increase of 6.4% over the comparable period last year.
    Education: "Revenue for this segment in the third quarter increased 2.0% to more than $1.0 billion and operating profit grew by 9.1% to $323.3 million compared to the same period last year. Favorable foreign exchange rates contributed $4.2 million to revenue and had a favorable $1.4 million impact on operating profit.
    "Revenue in the third quarter for the McGraw-Hill Higher Education, Professional and International Group (HPI) grew by 5.8% to $452.6 million. Revenue for the McGraw-Hill School Education Group (SEG) slipped by 1.0% to $552.7 million.
    "The success of our titles in Business and Economics was a key to capturing market share this year in the U.S. college and university market.
The 16th edition of McConnell's Economics, the world's best-selling economics title, continues to win adherents. Two other market standards, the 7th edition of Nickel's Understanding Business, an introductory text, and the 17th edition of the Fundamentals of Accounting Principles by Larson also contributed to our improved performance.
    "We also benefited from increased sales in our lists for Science, Engineering and Math and the Humanities, Social Sciences and Languages. Best-sellers included the 8th edition of Chang's Chemistry, the 7th edition of Ravens' Biology, the 7th edition of Knorre's Puntos de Partida and the 8th edition of Lucas' The Art of Public Speaking.
    "The successful introduction in the third quarter of the 16th edition of Harrison's Principles of Internal Medicine in professional markets here and abroad helped offset softness in Spanish-language publishing and a decline in computer book sales.
    "The McGraw-Hill School Education Group improved its market share this year in a declining new state adoption market. At approximately $525 to $535 million, this year's new state adoption market, the smallest of the decade, is down more than 30% from 2003. The biggest state adoption opportunity in 2004 was in math, where our strong list of secondary and reform-based basal products enabled us to overcome a soft performance by our basal program in the elementary market and emerge as the K-12 adoption market leader by capturing 36% of the available dollars.
    "We also had success with math in the open territories. In the third quarter, we recorded the largest single open territory order for mathematics in our history when New York City purchased more than $20 million of our K-8 math products.
    "The federal government's No Child Left Behind programs continue to stimulate activity in reading and testing. Our revenue from the Reading First program has increased in every quarter this year. We expect more Reading
First funds to reach the market in 2005.
    "We are also winning new business in testing, but sales in a seasonally slow third quarter could not offset the costs of increased scoring requirements and investments in technology. The District of Columbia Public Schools, with 65,000 students, last month announced that it will use the second edition of our TerraNova test to provide assessments in reading, language arts and mathematics for grades 3-11. The contract runs through 2008.
    Financial Services: "Revenue for this segment in the third quarter increased 14.1% to $502.8 million and operating profit grew by 17.7% to $202.0 million compared to the same period last year. Favorable foreign exchange rates contributed $6.1 million to revenue and had a negative impact of $1.4 million on operating profit in the third quarter.
    The results underscore the strength and resilience of our portfolio. Even in the face of some softness in the U.S. corporate and public finance markets, Standard & Poor's again produced a record quarter. International ratings grew faster than domestic operations, accounting for approximately 35% of ratings revenue, and equity services continued to improve.
    "Structured finance set the pace globally with growth in virtually all asset classes. The structured finance market also followed its usual pattern with a rush of activity in the final month of the quarter.
    "The residential mortgage-backed securities market continued to defy all expectations of a slowdown by the third quarter. Instead, residential mortgage-backed securities issuance grew in the U.S. and Europe as investors showed an undiminished appetite for mortgage debt. There also was strong demand for commercial mortgage-backed securities and collateralized debt obligations.
    "The asset-backed securities market also improved in the third quarter after a slow start in 2004. Credit cards and auto and student loans continue to account for most of the issuance.
    "Products and services that are not tied to new issuance -- bank loan ratings, rating evaluation services, counterparty credit ratings -- grew faster than traditional ratings in the third quarter.
    "New issue dollar volume increased by 17.9% in the United States bond market and by 22.4% in Europe in the third quarter versus the same period in 2003. In the U.S. corporate market, new issuance was off 12.6%. Public finance declined by 1.2%. Mortgage-backed securities issuance grew by 50.9% and asset-backed securities issuance increased 19.2%, according to reports by Securities Data Corporation and Harrison Scott Publications.
    "Our index-based services produced another solid gain as assets under management for Exchange Traded Funds based on S&P indexes grew by 38.6% in the third quarter. At the end of September 2004, assets under management in S&P-based Exchange Traded Funds hit $92.4 billion compared to $66.6 billion for the same period last year. Trading of derivative contracts linked to S&P indexes increased in volume at the Chicago Board of Options Exchange in the third quarter.
    "S&P's participation in the Global Research Settlement produced incremental growth in the third quarter. S&P was selected by Goldman Sachs, Credit Suisse First Boston, Morgan Stanley, Citibank Smith Barney and Piper Jaffrey to provide independent equity research to their clients. S&P is also participating in the Jaywalk platform and expanding its business with non-settlement firms in the U.S. and overseas.
    Information and Media Services: "Revenue for this segment in the third quarter grew by 6.6% to $187.8 million and operating profit increased 23.3% to $23.8 million compared to the same period last year.
    "For the third quarter in a row, a pickup in advertising was key to the segment's improved performance.
    "Revenue for the Broadcasting Group increased by 9.0% to $27.0 million, reflecting the growth of political advertising in an election year and the continued strength of local-time sales in all our markets.
    "Revenue for the Business-to-Business Group, which includes BusinessWeek, construction, energy, aviation and healthcare products and services, increased 6.2% to $160.7 million.
    "BusinessWeek's advertising pages were off 11.2% for the third quarter and up 2.5% for the year, according to the Publishers Information Bureau. But BusinessWeek also benefited from a special 75th anniversary edition that was the publication's largest since December 2000.
    "In construction, Architectural Record's ad pages increased as the publication registered the second largest August issue in its 113-year history. The McGraw-Hill Construction Network also showed improvement. Investments increased in preparation for the launch of a new regional residential publication.
     "Our news and pricing services for gas and oil contributed to growth in energy services. The biennial air show in the United Kingdom at Farnborough in September contributed to an improvement in aviation.
    The outlook: "With a solid performance in our seasonally most important quarter of the year now in the record book, we are again raising our earnings guidance for 2004.
    "After a strong second quarter, we refined the forecast to call for high single-digit growth in earnings per share from continuing operations in 2004 without the reoccurrence of the 30-cent after-tax benefit from the sale of the equity interest in Rock-McGraw, Inc.
    "We now expect double-digit growth in earnings per share from continuing operations in 2004 without the reoccurrence of the 30-cent after-tax benefit from the sale of the equity interest in Rock-McGraw, Inc.
    "Growth in the fourth quarter will be influenced by a slower than anticipated recovery in advertising, softness in the corporate and public finance markets and tougher comparisons in the residential mortgage-backed securities market. There also will be dilution of approximately two cents from acquisitions.
    "Still, we are confident in achieving our revised full-year earnings guidance."

    Conference Call Schedule: The Corporation's senior management will review the third quarter 2004 earnings results on a conference call scheduled for this morning, October 21st, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Management Commentary page of the Investor Relations section of the Corporation's website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:15 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free
(888) 673-9805; international participants may call +1 (773) 756-4711 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation's Investor Relations website and click on the 3Q Earnings button. At the next screen, select the Webcast link under Listening Options. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website's Management Commentary archive several hours after the end of the call and a Webcast replay will be available until October 28, 2004.

    The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

    About The McGraw-Hill Companies:
    Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, BusinessWeek and McGraw-Hill Education. The Corporation has more than 280 offices in 40 countries. Sales in 2003 were $4.8 billion. Additional information is available at http://www.mcgraw-hill.com.


                          The McGraw-Hill Companies
                             Statements of Income
                  Periods ended September 30, 2004 and 2003

                    (in thousands, except per share data)

     (unaudited)          Three Months                    Nine Months
                      2004       2003   % Change      2004      2003  % Change
                  ---------- ----------  -------  ---------- --------- -------
    Revenue       $1,695,911 $1,602,667   5.8    $3,837,783 $3,605,500   6.4

    Expenses, net  1,178,995  1,141,435   3.3     2,964,759  2,848,985   4.1
                  ---------- ----------          ---------- ----------
    Income from
     operations      516,916    461,232  12.1       873,024    756,515  15.4

    Interest expense   1,867      2,026  -7.8         5,765      7,378 -21.9
                  ---------- ----------          ---------- ----------
    Income from
     continuing
     operations
     before taxes
     on income       515,049    459,206  12.2       867,259    749,137  15.8

    Provision
     for taxes
     on income       190,568    169,907  12.2       300,886    277,180   8.6
                  ---------- ----------          ---------- ----------
    Income from
     continuing
     operations     $324,481   $289,299  12.2      $566,373   $471,957  20.0
                  ---------- ----------          ---------- ----------
    Discontinued
     operations:

      Earnings/(loss)
       from operations
       of discontinued
       components   $      -     $1,582   N/M         $(931)   $85,241   N/M

      Income tax
       expense/
       (benefit)           -        585   N/M          (344)    29,472   N/M
                  ---------- ----------          ---------- ----------
      Earnings/
       (loss)from
       discontinued
       operations   $      -       $997   N/M         $(587)   $55,769   N/M

    Net income      $324,481   $290,296  11.8      $565,786   $527,726   7.2
                  ========== ==========          ========== ==========

    Earnings per
     common share:
       Basic earnings
        per share:
       --------------

      Income from
       continuing
       operations      $1.71      $1.52  12.5         $2.98      $2.48  20.2
                  ========== ==========          ========== ==========
      Net income       $1.71      $1.52  12.5         $2.98      $2.77   7.6
                  ========== ==========          ========== ==========

      Diluted
       earnings per
       share:
      ---------------

      Income from
       continuing
       operations      $1.69      $1.51  11.9         $2.94      $2.46  19.5
                  ========== ==========          ========== ==========
      Net income       $1.69      $1.51  11.9         $2.94      $2.75   6.9
                  ========== ==========          ========== ==========
    Dividend per
     common share      $0.30      $0.27  11.1         $0.90      $0.81  11.1
                  ========== ==========          ========== ==========
    Average number
     of common
     shares
     outstanding:
      Basic          189,380    190,524             189,894    190,447
      Diluted        192,056    192,055             192,761    191,788

     N/M - not meaningful


                          The McGraw-Hill Companies
                         Operating Results by Segment
                  Periods ended September 30, 2004 and 2003

                            (dollars in thousands)

    (unaudited)            Revenue                  Operating Profit
                  ------------------------------ ----------------------------
                                    % Favorable                  % Favorable
                    2004 2003 (Unfavorable) 2004 2003 (Unfavorable) Three Months --------- ------- ----------- ------ ------ -------------

    McGraw-Hill
     Education(a)$1,005,353  $986,012   2.0    $323,255  $296,319     9.1

    Financial
     Services       502,799   440,525  14.1     202,022   171,618    17.7

    Information and
     Media Services 187,759   176,130   6.6      23,808    19,311    23.3
                  --------- ---------  ----    -------- --------    ----
    Total operating
     segments     1,695,911 1,602,667   5.8     549,085   487,248    12.7

    General
     corporate
     expense              -         -     -     (32,169)  (26,016)  (23.7)

    Interest expense      -         -     -      (1,867)  (2,026)    7.8
                  --------- ---------  ----    -------- --------    ----
    Total
     company     $1,695,911 $1,602,667  5.8    $515,049* $459,206*  12.2
                  =========  =========  ====   ========  ========   ====


                            (dollars in thousands)

    (unaudited)            Revenue                   Operating Profit
                  ------------------------------ ----------------------------
                                    % Favorable                  % Favorable
                      2004     2003 (Unfavorable)  2004    2003  (Unfavorable)
    Nine Months    --------- ------- ------------ ------ ------- -------------

    McGraw-Hill
     Education(a) $1,815,271 $1,790,678   1.4     $311,514  $281,765    10.6

    Financial
     Services      1,463,906  1,274,785  14.8      590,066   488,166    20.9

    Information
     and Media
     Services        558,606    540,037   3.4       62,300    56,230    10.8
                    ---------  ---------  ----     --------  --------   ----
    Total
     operating
     segments      3,837,783  3,605,500   6.4      963,880   826,161    16.7
    General
     corporate
     expense               -          -     -      (90,856)  (69,646)  (30.5)

    Interest expense       -          -     -       (5,765)   (7,378)   21.9
                   ---------  ---------   ----     --------  --------   ----
    Total company $3,837,783 $3,605,500   6.4     $867,259* $749,137*   15.8
                   =========  =========   ====    ========  ========    ====

     *Income from continuing operations before taxes on income

     (a) The three and nine months ended September 30, 2003 have been restated to exclude discontinued operations as a result of the disposition of the Landoll, Frank Schaffer and related juvenile retail publishing businesses.

SOURCE  McGraw-Hill Companies
    -0-                             10/21/2004
    /CONTACT:  Media Relations Contacts:
               Steven H. Weiss
               Vice President, Corporate Communications
               The McGraw-Hill Companies
               Office - +1-212-512-2247
               Mobile - +1-917-374-2024
               Home - +1-212-580-2565
               weissh@mcgraw-hill.com

               Mary Skafidas
               Senior Manager, Corporate Communications
               The McGraw-Hill Companies
               Office - +1-212-512-2826
               Mobile - +1-347-351-6407
               Home - +1-516-365-1061
               mary_skafidas@mcgraw-hill.com

               Investor Relations Contact:
               Donald S. Rubin
               Senior Vice President, Investor Relations
               The McGraw-Hill Companies
               Office - +1-212-512-4321
               Fax - +1-212-512-3840
               donald_rubin@mcgraw-hill.com/
    /Web site:  http://www.mcgraw-hill.com/
    (MHP)

CO:  McGraw-Hill Companies
ST:  New York
IN:  CPR EDU FIN PUB
SU:  ERN